Contacts:
Media: Nancy Ledford
423-229-5264 / nledford@eastman.com
Investors: Greg Riddle
423-229-8692 / griddle@eastman.com

Eastman Announces Fourth-Quarter, Year-End 2003 Financial Results

KINGSPORT, Tenn., Jan. 29, 2004 – Eastman Chemical Company (NYSE:EMN) today announced earnings of $0.13 per diluted share for fourth quarter 2003 versus a loss of $0.16 per diluted share for fourth quarter 2002.

Included in the results for fourth quarter 2003 is a gain of $13 million ($8 million net of tax) from the previously announced sale of the colorant product lines and related assets in the company’s coatings, adhesives, specialty polymers and inks (CASPI) segment. Also included in fourth-quarter 2003 results are asset impairments and restructuring charges of $9 million ($8 million net of tax). Fourth-quarter 2002 results included asset impairments and restructuring charges of $6 million ($4 million net of tax). Excluding these items for both periods, fourth-quarter 2003 earnings per diluted share were $0.13, while the fourth-quarter 2002 loss per diluted share was $0.12. For reconciliation to reported earnings (loss) per diluted share, see Table 6 in the accompanying fourth-quarter and full-year 2003 financial tables.

"While encouraged by the year-over-year improvement in our bottom line results, we remain focused on executing the plans we have in place to further improve our profitability in 2004," said Brian Ferguson, chairman and CEO. "We expect to benefit both from the actions we are taking internally and from an improving economic environment."

(In millions, except per share amounts)	4Q2003	4Q2002	FY2003	FY2002
Revenue	$1,434	$1,315	$5,800	$5,320
Earnings (Loss) per diluted share	$0.13	$(0.16)	$(3.50)	$0.79
Earnings (Loss) per diluted share excluding certain items*	$0.13	$(0.12)	$1.08	$1.05
Net cash provided by operating activities	$198	$260	$244	$801

*Certain items are asset impairments and restructuring charges, goodwill impairments, other operating income from the sale of certain assets and the cumulative effect of changes in accounting principle. For reconciliation to reported earnings (loss) per diluted share, see Table 6 in the accompanying fourth-quarter and full-year 2003 financial tables.

Operating earnings for fourth quarter 2003 were $39 million compared with an operating loss of $11 million for fourth quarter 2002. Fourth-quarter 2003 results included asset impairments and restructuring charges and a gain from the sale of the colorant product lines and related assets, while fourth-quarter 2002 results included asset impairments and restructuring charges. Operating results increased year-over-year due primarily to higher selling prices, the continuing impact of the company’s 2003 cost reduction measures and the favorable effect of foreign currency exchange rates, particularly for the euro, that were partially offset by higher raw material and energy costs.

Sales revenue for fourth quarter 2003 was $1.43 billion, an increase of 9 percent compared with fourth quarter 2002. The increase was primarily the result of higher selling prices, favorable foreign currency exchange rates and increased sales volume.

Division and Segment Results 4Q 2003 versus 4Q 2002

Eastman Division’s fourth-quarter 2003 external sales revenue increased 5 percent compared with fourth quarter 2002, primarily due to favorable foreign currency exchange rates and slightly higher selling prices. The division’s fourth-quarter 2003 operating earnings were $16 million compared with an operating loss of $8 million in fourth quarter 2002. Fourth- quarter 2003 division operating earnings included a $13 million gain from the sale of the colorant product lines and related assets as well as $7 million of asset impairments and restructuring charges. Fourth-quarter 2002 operating results included $5 million of asset impairments and restructuring charges. Excluding these items in both periods, Eastman Division’s operating earnings for fourth quarter 2003 increased due to higher selling prices, continued cost reduction efforts and favorable foreign currency exchange rates that were partially offset by higher raw material and energy costs. Segments within Eastman Division had the following results:

Coatings, Adhesives, Specialty Polymers and Inks – External sales revenue increased 7 percent compared with the year-ago period due primarily to favorable foreign currency exchange rates and slightly higher selling prices. Operating results increased as higher selling prices, continued cost reduction efforts and favorable foreign currency exchange rates were partially offset by higher raw material and energy costs. Fourth-quarter 2003 operating earnings included a gain of $13 million from the sale of the Accurate Dispersions colorant product lines and related assets as well as asset impairments and restructuring charges of $6 million. Fourth-quarter 2002 segment operating results included asset impairments and restructuring charges of $6 million. In addition, the segment benefited from lower depreciation expense in fourth quarter 2003 due to the asset impairments completed in third quarter 2003.

Performance Chemicals and Intermediates – External sales revenue for the segment increased 3 percent due primarily to favorable foreign currency exchange rates. Operating results declined primarily due to higher raw material and energy costs and increased research and development expenditures related to fulfilling a customer request. Fourth-quarter 2003 operating earnings included a $1 million asset impairments and restructuring charge, while fourth-quarter 2002 operating earnings included a $1 million credit related to previously recognized restructuring costs.

Specialty Plastics – External sales revenue increased 5 percent as favorable foreign currency exchange rates and improved product mix were partially offset by lower sales volume that was primarily due to the previously announced sale of the polyethylene color concentrates assets. Operating results increased as cost reduction measures and favorable foreign currency exchange rates were partially offset by higher raw material and energy costs.

Voridian Division’s fourth-quarter 2003 external sales revenue increased 12 percent compared with the year-ago period as higher selling prices, higher sales volume and favorable foreign currency exchange rates were partially offset by an unfavorable shift in product mix. The division’s fourth-quarter 2003 operating earnings were $36 million compared with operating earnings of $10 million in fourth quarter 2002. Operating results for the division increased as higher selling prices, increased sales volume, lower operating costs and favorable foreign currency exchange rates were partially offset by higher raw material and energy costs. Fourth-quarter 2003 operating earnings included asset impairments and restructuring charges of $2 million, while fourth-quarter 2002 operating earnings included asset impairments and restructuring charges of $1 million. Segments within Voridian Division had the following results:

Polymers – External sales revenue increased 16 percent due to higher selling prices, favorable foreign currency exchange rates and slightly higher sales volume. Operating results improved primarily due to higher selling prices; higher sales volume, particularly for polyethylene; and cost reduction measures that were partially offset by higher raw material and energy costs. Both fourth-quarter 2003 and fourth-quarter 2002 operating results included $1 million of asset impairments and restructuring charges. In addition, fourth-quarter 2002 operating results included approximately $11 million in costs related to previously disclosed 2002 operational disruptions.

Fibers – External sales revenue increased 2 percent as higher sales volume and favorable foreign currency exchange rates more than offset an unfavorable shift in product mix that was due to increased sales volume for lower unit-priced acetyl chemicals. Operating earnings increased due to higher sales volume, including increased sales volume for acetate tow in the Asia Pacific region, and the impact of cost reduction efforts. Fourth-quarter 2003 operating earnings included $1 million of asset impairments and restructuring charges.

Developing Businesses Division’s fourth-quarter 2003 external sales revenue was $19 million compared with $8 million for the year-ago period. The increase was due primarily to continued implementation of customer contracts by Cendian Corporation. Division operating results improved primarily due to Cendian’s performance, partially offset by higher costs associated with other growth initiatives.

Corporate FY 2003 versus FY 2002

For the year 2003, Eastman reported a loss of $3.50 per diluted share compared with earnings of $0.79 per diluted share for full-year 2002. Included in the results for full-year 2003 were asset impairments and restructuring charges of $489 million ($343 million net of tax), goodwill impairments of $34 million ($34 million net of tax), a benefit from the cumulative effect of a change in accounting principle of $3 million ($3 million net of tax) and other operating income from the sale of assets of $33 million ($20 million net of tax). Full-year 2002 results included asset impairments and restructuring charges of $5 million ($3 million net of tax) and a charge related to the cumulative effect of changes in accounting principle of $18 million ($18 million net of tax). Excluding these items for both periods, earnings per diluted share for full-year 2003 were $1.08, while full-year 2002 earnings per diluted share were $1.05. For reconciliation to reported earnings (loss) per diluted share, see Table 6 in the accompanying fourth-quarter and full-year 2003 financial tables.

The company reported an operating loss of $267 million for full-year 2003 compared with operating earnings of $208 million during full-year 2002. Full-year 2003 operating results included asset impairments and restructuring charges of $489 million, goodwill impairments of $34 million and other operating income from the sale of certain assets of $33 million. 2002 operating earnings included $5 million of asset impairments and restructuring charges. Excluding these items in both periods, operating earnings increased slightly for 2003 as higher selling prices, cost reduction efforts and favorable foreign currency rates were partially offset by higher raw material and energy costs.

Operating results in 2003 were impacted by margin compression of approximately $100 million due to higher raw material and energy costs that were partially offset by higher selling prices. Cost reduction efforts in 2003 included a change in vacation policy that favorably impacted results by approximately $40 million for the year. Operating results in 2003 also included a $14 million gain from an insurance settlement related to the 2002 polymers segment’s operational disruptions. Operating results in 2002 were negatively impacted by approximately $39 million due to the same operational disruptions.

Eastman’s full-year 2003 sales revenue was $5.8 billion, a 9 percent increase compared with full-year 2002. The higher sales revenue was due primarily to increased selling prices, particularly for the polymers and the performance chemicals and intermediates segments, and favorable foreign currency exchange rates.

Division and Segment Results FY 2003 versus FY 2002

Eastman Division’s 2003 external sales revenue increased 6 percent compared with 2002, as favorable foreign currency exchange rates and higher selling prices more than offset lower sales volume. Operating results were a loss of $384 million compared with 2002 operating earnings of $106 million. Results for 2003 included asset impairments and restructuring charges of $486 million, goodwill impairments of $34 million and other operating income from asset sales of $33 million. Results for 2002 included asset impairments and restructuring charges of $4 million. Excluding these items in both periods, operating results declined slightly for 2003 as higher raw material and energy costs were mostly offset by higher selling prices, cost reduction efforts and favorable foreign currency exchange rates.

Coatings, Adhesives, Specialty Polymers and Inks – External sales revenue increased 4 percent for 2003 compared with 2002 as favorable foreign currency exchange rates, improved product mix and slightly higher selling prices more than offset lower sales volume. The lower sales volume was due primarily to restructuring and divestiture actions that were taken during the year and forgoing sales of certain low-margin products . Operating results for the segment were a loss of $358 million for 2003 compared with earnings of $58 million in 2002. In 2003, operating results included $386 million in asset impairments and restructuring charges, $34 million of goodwill impairments and $13 million of other operating income resulting from the sale of the Accurate Dispersions colorant product lines and related assets. Results in 2002 included asset impairments and restructuring charges of $5 million. Excluding these items in both periods, operating results for 2003 declined as higher raw material and energy costs and lower sales volume were partially offset by cost reduction efforts, higher selling prices and favorable foreign currency exchange rates.

Performance Chemicals and Intermediates – 2003 external sales revenue increased 9 percent due primarily to higher selling prices and favorable foreign currency exchange rates. 2003 operating results were a loss of $89 million compared with operating earnings of $14 million in 2002. The segment’s 2003 operating results included asset impairments and restructuring charges of $99 million, while 2002 operating results included a credit of $1 million related to previously recognized restructuring costs. Excluding these items for both periods, operating results for 2003 declined slightly as higher raw material and energy costs were mostly offset by higher selling prices and cost reduction efforts.

Specialty Plastics – External sales revenue increased 6 percent primarily due to favorable foreign currency exchange rates. Sales volume was impacted by the previously announced sale of the polyethylene color concentrates assets. The segment’s operating earnings increased in 2003 compared with 2002 as cost reduction efforts and favorable foreign currency exchange rates were partially offset by higher raw material and energy costs. 2003 operating results also included a $20 million gain from the previously announced sale of certain assets and a $1 million asset impairments and restructuring charge.

Voridian Division’s full-year 2003 external sales revenue increased 11 percent compared with 2002, due primarily to higher selling prices, particularly for the polymers segment, and favorable foreign currency exchange rates that were partially offset by an unfavorable shift in product mix. Operating earnings increased to $187 million in 2003 compared with $168 million in 2002, due primarily to higher selling prices, cost reduction efforts and favorable foreign currency exchange rates that were partially offset by higher raw material and energy costs. The 2003 operating earnings included asset impairments and restructuring charges of $3 million and a $14 million gain from an insurance settlement related to the previously announced 2002 operational disruptions. The 2002 earnings from operations were negatively impacted by approximately $39 million in costs related to the operational disruptions and an asset impairments and restructuring charge of $1 million.

Polymers Segment – Full-year 2003 versus full-year 2002 external sales revenue increased 16 percent due primarily to higher selling prices and favorable foreign currency exchange rates. Operating earnings for 2003 were $62 million compared with $35 million for 2002. Results for 2003 included a $14 million gain from an insurance settlement related to the operational disruptions and $2 million of asset impairments and restructuring charges, while 2002 results included $39 million of charges related to the operational disruptions and a $1 million asset impairments and restructuring charge. Full-year 2003 versus full-year 2002, the segment’s operating earnings benefited from improved conditions in the polyethylene market and overall cost reduction efforts, while being negatively impacted by higher raw material and energy costs and significant new capacity addition of polyethylene terephthalate (PET) in North America.

Fibers – External sales revenue for 2003 declined slightly compared with 2002 as a negative shift in product mix was mostly offset by higher sales volume and favorable foreign currency exchange rates. The negative shift in product mix was mainly due to increased sales volume for lower unit-priced acetyl chemicals products. Operating earnings were $125 million, below 2002 operating earnings of $133 million, but in line with the company’s previously reported expectations. The decline was due primarily to lower demand for acetate tow, principally in North America, partially offset by higher sales volume outside of North America. 2003 operating earnings included $1 million of asset impairments and restructuring charges.

Developing Businesses Division’s external sales revenue for full-year 2003 was $69 million compared with $16 million for 2002, due primarily to continued implementation of customer contracts by Cendian Corporation. Operating results for full-year 2003 were improved to a loss of $65 million compared with a loss of $70 million in 2002. The change in the division’s results was due primarily to improved operating performance at Cendian Corporation, offset by higher costs associated with other growth initiatives.

Cash Flow

Eastman generated $244 million in cash from operating activities in 2003. The company also contributed $238 million to its U.S. defined benefit pension plans during the year. The company expects to contribute between $0 and $40 million to its U.S. defined benefit pension plans in 2004, with the amount dependent on action by the U.S. Congress to establish a pension discount interest rate for 2004 and 2005. Net debt, defined as total borrowings less cash and cash equivalents, at the end of 2003 was $2.04 billion, $55 million above net debt at the end of 2002, which is in line with previously reported expectations.

Outlook

"As we begin 2004, we have seen economic conditions begin to improve," Ferguson said. "However, with raw material and energy costs remaining at historically high levels, pricing will be a key driver of our profitability in 2004. We also expect the actions we are taking internally to improve profitability will have a positive impact throughout the year. As a result, we expect earnings in first quarter 2004 to be in line with the current first-quarter 2004 analysts’ mean estimate on First Call, which is $0.22 per share."

Cumulative Effect of Changes in Accounting Principle

As required by Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations," at Jan.1, 2003, the company recognized existing asset retirement obligations adjusted for cumulative accretion to the date of adoption, asset retirement costs capitalized as an increase to the carrying amount of the associated long-lived asset and accumulated depreciation on those capitalized costs. As a result of the adoption of this standard, the company recognized an after-tax credit to earnings of $3 million in first quarter 2003, primarily related to a reduction in certain environmental liabilities.

SFAS No. 142, "Goodwill and Other Intangible Assets," which became effective Jan.1, 2002, requires the company to complete an impairment assessment at least annually and that goodwill and other indefinite-lived intangibles be written down only in periods in which it is determined that the fair value is less than the recorded value. In connection with the company’s 2002 impairment assessment, it was determined that the fair value of certain trademarks related to the CASPI segment was less than the recorded value. Accordingly, the company recognized an after-tax charge of approximately $18 million in first quarter 2002.

Eastman will host a conference call with industry analysts on Jan. 30, 2004, at 8:00 a.m. EST. To listen to the live webcast of the conference call, go to www.eastman.com, investors, event information, audio archives for the link to the live webcast. To listen via telephone, the dial-in number is 913-981-5507, passcode number 531811. Following the conference call, supplemental information for fourth quarter and year-end 2003 will be available at www.eastman.com, investors, financial information section.

Headquartered in Kingsport, Tenn., Eastman manufactures and markets chemicals, fibers and plastics worldwide. The company has approximately 15,000 employees in more than 30 countries and had 2003 sales of $5.8 billion. To learn more about Eastman and its products, visit www.eastman.com. To learn more about Voridian Division and its products, visit www.voridian.com.
##

Forward-looking Statements: This news release includes forward-looking statements concerning current expectations for future economic and business conditions; raw material and energy costs; company strategies, actions and efforts to control and reduce costs and to increase overall selling prices and improve financial performance; future pension plan funding; implementation of restructuring, divestiture, and consolidation alternatives for certain businesses and product lines; and overall selling prices and earnings in the first quarter of 2004. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions and expectations, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-Q filed for the third quarter 2003, the Form 10-K to be filed for 2003 and the supplemental information for fourth quarter and full-year 2003 on the Eastman web site at www.eastman.com in the investors, financial information section.

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT

FINANCIAL INFORMATION
January 29, 2004

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), January 30, 2004.

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 1

TABLE 1 – STATEMENTS OF EARNINGS (LOSS)

	Fourth Quarter		Twelve Months

(Dollars in millions, except per share amounts)	2003	2002	2003	2002

Sales	$1,434	$1,315	$5,800	$5,320
Cost of sales	1,249	1,172	4,990	4,541

Gross profit	185	143	810	779

Selling and general administrative expenses	106	107	414	407
Research and development expenses	44	41	173	159
Asset impairments and restructuring charges, net	9	6	489	5
Goodwill impairments	--	--	34	--
Other operating income	(13)	--	(33)	--

Operating earnings (loss)	39	(11)	(267)	208

Interest expense, net	32	31	124	122
Other (income) charges, net	(5)	(5)	(10)	2

Earnings (loss) before income taxes and cumulative effect of changes in accounting principle	12	(37)	(381)	84

Provision (benefit) for income taxes	2	(24)	(108)	5

Earnings (loss) before cumulative effect of changes in accounting principle	10	(13)	(273)	79
Cumulative effect of changes in accounting principle, net	--	--	3	(18)

Net earnings (loss)	$10	$(13)	$(270)	$61

Earnings (loss) per share
Basic
Before cumulative effect of changes in
accounting principle	$0.13	$(0.16)	$(3.54)	$1.02
Cumulative effect of changes in accounting principle, net	--	--	0.04	(0.23)

Net earnings (loss) per share	$0.13	$(0.16)	$(3.50)	$0.79

Diluted
Before cumulative effect of changes in
accounting principle	$0.13	$(0.16)	$(3.54)	$1.02
Cumulative effect of changes in accounting principle, net	--	--	0.04	(0.23)

Net earnings (loss) per share	$0.13	$(0.16)	$(3.50)	$0.79

Shares (in millions) outstanding at end of period	77.4	77.3	77.4	77.3

Shares (in millions) used for earnings (loss) per share calculation
Basic	77.1	77.1	77.1	77.1
Diluted	77.5	77.1	77.1	77.2

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 2

TABLE 2 - OTHER SALES INFORMATION

	Fourth Quarter, 2003
(Dollars in millions)	External Sales	Interdivisional Sales	Total Sales

Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$388	$--	$388
Performance Chemicals and Intermediates	275	135	410
Specialty Plastics	142	9	151

Total Eastman Division	805	144	949

Voridian Division
Polymers	450	14	464
Fibers	160	20	180

Total Voridian Division	610	34	644

Developing Businesses Division
Developing Businesses	19	100	119

Total Developing Businesses Division	19	100	119

Total Eastman Chemical Company	$1,434	$278	$1,712

	Fourth Quarter, 2002*
	External Sales	Interdivisional Sales	Total Sales

Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$362	$--	$362
Performance Chemicals and Intermediates	268	106	374
Specialty Plastics	134	9	143

Total Eastman Division	764	115	879

Voridian Division
Polymers	387	16	403
Fibers	156	17	173

Total Voridian Division	543	33	576

Developing Businesses Division
Developing Businesses	8	94	102

Total Developing Businesses Division	8	94	102

Total Eastman Chemical Company	$1,315	$242	$1,557

*Sales revenues for 2002 have been reclassified to reflect the Company’s new organizational structure and segments effective in the first quarter 2003.

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 3

TABLE 2 - OTHER SALES INFORMATION (Continued)

	Twelve Months, 2003
(Dollars in millions)	External Sales	Interdivisional Sales	Total Sales

Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$1,597	$--	$1,597
Performance Chemicals and Intermediates	1,184	495	1,679
Specialty Plastics	559	49	608

Total Eastman Division	3,340	544	3,884

Voridian Division
Polymers	1,756	68	1,824
Fibers	635	80	715

Total Voridian Division	2,391	148	2,539

Developing Businesses Division
Developing Businesses	69	396	465

Total Developing Businesses Division	69	396	465

Total Eastman Chemical Company	$5,800	$1,088	$6,888

	Twelve Months, 2002*
	External Sales	Interdivisional Sales	Total Sales

Sales by Division and Segment
Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	$1,540	$--	$1,540
Performance Chemicals and Intermediates	1,084	383	1,467
Specialty Plastics	528	45	573

Total Eastman Division	3,152	428	3,580

Voridian Division
Polymers	1,510	55	1,565
Fibers	642	72	714

Total Voridian Division	2,152	127	2,279

Developing Businesses Division
Developing Businesses	16	330	346

Total Developing Businesses Division	16	330	346

Total Eastman Chemical Company	$5,320	$885	$6,205

*Sales revenues for 2002 have been reclassified to reflect the Company’s new organizational structure and segments effective in the first quarter 2003.

	Fourth Quarter		Twelve Months
(Dollars in millions)	2003	2002	2003	2002

Sales by Region – External Sales
United States and Canada	$797	$737	$3,302	$3,040
Europe, Middle East, and Africa	335	284	1,368	1,170
Asia Pacific	165	165	643	636
Latin America	137	129	487	474

	$1,434	$1,315	$5,800	$5,320

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 4

TABLE 3 - OPERATING EARNINGS (LOSS), ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES, GOODWILL IMPAIRMENTS, AND OTHER OPERATING INCOME

	Fourth Quarter		Twelve Months
(Dollars in millions)	2003	2002	2003	2002

Operating Earnings (Loss) by Segment and Certain Items
Eastman Division Segments
Coatings, Adhesives, Specialty Polymers,
and Inks
Operating earnings (loss)	$18	$(14)	$(358)	$58
Asset impairments and restructuring charges	6	6	386	5
Goodwill impairments	--	--	34	--
Other operating income	(13)	--	(13)	--

Performance Chemicals and Intermediates
Operating earnings (loss)	(12)	2	(89)	14
Asset impairments and restructuring charges	1	(1)	99	(1)

Specialty Plastics
Operating earnings	10	4	63	34
Asset impairments and restructuring charges	--	--	1	--
Other operating income	--	--	(20)	--

Total operating earnings (loss)	$16	$(8)	$(384)	$106

Total asset impairments and restructuring charges	7	5	486	4
Total goodwill impairments	--	--	34	--
Total other operating income	(13)	--	(33)	--

Voridian Division Segments
Polymers
Operating earnings (loss)	$6	$(14)	$62	$35
Asset impairments and restructuring charges	1	1	2	1

Fibers
Operating earnings	30	24	125	133
Asset impairments and restructuring charges	1	--	1	--

Total operating earnings	$36	$10	$187	$168

Total asset impairments and restructuring charges	2	1	3	1

Developing Business Division Segment
Developing Businesses
Operating loss	$(13)	$(20)	$(65)	$(70)

Total operating loss	$(13)	$(20)	$(65)	$(70)

Eliminations to operating earnings (loss)	$--	$7	$(5)	$4

Total Eastman Chemical Company

Total operating earnings (loss)	$39	$(11)	$(267)	$208

Total asset impairments and restructuring charges	9	6	489	5
Total goodwill impairments	--	--	34	--
Total other operating income	(13)	--	(33)	--

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 5

TABLE 4 – SALES REVENUE CHANGE – EXTERNAL SALES

Fourth Quarter, 2003 Compared to Fourth Quarter, 2002

Change in External Sales Revenue Due To

	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Eastman Division
Coatings, Adhesives, Specialty Polymers,
and Inks	7%	-- %	2%	-- %	5%
Performance Chemicals and Intermediates	3%	-- %	1%	-- %	2%
Specialty Plastics	5%	(3) %	1%	3%	4%

Total Eastman Division	5%	(1) %	2%	-- %	4%

Voridian Division
Polymers	16%	2%	8%	1%	5%
Fibers	2%	12%	1%	(14) %	3%

Total Voridian Division	12%	5%	6%	(4) %	5%

Developing Businesses Division
Developing Businesses	> 100%	-- %	-- %	> 100%	-- %

Total Developing Businesses Division	> 100%	-- %	-- %	> 100%	-- %

Total Eastman Chemical Company	9%	2%	3%	-- %	4%

Twelve Months, 2003 Compared to Twelve Months, 2002

Change in External Sales Revenue Due To

	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Eastman Division
Coatings, Adhesives, Specialty Polymers,
and Inks	4%	(6) %	2%	3%	5%
Performance Chemicals and Intermediates	9%	-- %	7%	-- %	2%
Specialty Plastics	6%	1%	-- %	1%	4%

Total Eastman Division	6%	(3) %	3%	2%	4%

Voridian Division
Polymers	16%	2%	11%	(1) %	4%
Fibers	(1) %	4%	1%	(9) %	3%

Total Voridian Division	11%	2%	8%	(3) %	4%

Developing Businesses Division
Developing Businesses	> 300%	-- %	-- %	> 300%	-- %

Total Developing Businesses Division	> 300%	-- %	-- %	> 300%	-- %

Total Eastman Chemical Company	9%	(1) %	5%	1%	4%

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 6

TABLE 5 – PERCENTAGE GROWTH IN SALES VOLUME

Fourth Quarter, 2003 Compared to
Fourth Quarter, 2002

Total
	External	Interdivisional	Including
	Volume	Volume	Interdivisional

Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	(1) %	-- %	(1) %
Performance Chemicals and Intermediates	-- %	3%	1%
Specialty Plastics	(3) %	(5) %	(3) %

Total Eastman Division	(1) %	3%	-- %

Voridian Division
Polymers	3%	(31) %	1%
Fibers	12%	(1) %	5%

Total Voridian Division	4%	(7) %	2%

Developing Businesses Division
Developing Businesses	-- %	-- %	-- %

Total Developing Businesses Division	-- %	-- %	-- %

Total Eastman Chemical Company	1%

Regional sales volume growth
United States and Canada	5%
Europe, Middle East, and Africa	2%
Asia Pacific	(14) %
Latin America	(2) %

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 7

TABLE 5 – PERCENTAGE GROWTH IN SALES VOLUME (Continued)

Twelve Months, 2003 Compared to
Twelve Months, 2002

Total
	External	Interdivisional	Including
	Volume	Volume	Interdivisional

Eastman Division
Coatings, Adhesives, Specialty Polymers, and Inks	(6) %	-- %	(6) %
Performance Chemicals and Intermediates	1%	4%	2%
Specialty Plastics	1%	11%	2%

Total Eastman Division	(3) %	5%	(1) %

Voridian Division
Polymers	2%	6%	2%
Fibers	4%	7%	6%

Total Voridian Division	2%	6%	3%

Developing Businesses Division
Developing Businesses	-- %	-- %	-- %

Total Developing Businesses Division	-- %	-- %	-- %

Total Eastman Chemical Company	(1) %

Regional sales volume growth
United States and Canada	2%
Europe, Middle East, and Africa	-- %
Asia Pacific	(7) %
Latin America	(9) %

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 8

TABLE 6 – EARNINGS (LOSS) PER SHARE RECONCILIATION

EARNINGS (LOSS) PER SHARE EXCLUDING CERTAIN ITEMS

	Fourth Quarter		Tweleve Months
	2003	2002	2003	2002

Earnings (loss) per diluted share	$0.13	$(0.16)	$(3.50)	$0.79

Certain Items:

Other operating income	(0.10)	--	(0.26)	--
Asset impairments and restructuring charges, net	0.10	0.04	4.44	0.03
Goodwill impairments	--	--	0.44	--
Cumulative effect of a change in accounting principle	--	--	(0.04)	0.23

Earnings (loss) per diluted share excluding certain items	$0.13	$(0.12)	$1.08	$1.05

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 9

TABLE 7 – STATEMENTS OF CASH FLOWS

	Twelve Months
(Dollars in millions)	2003	2002

Cash flows from operating activities
Net earnings (loss)	$(270)	$61

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	367	397
Cumulative effect of changes in accounting principle, net of tax	(3)	18
Write-off of impaired assets	500	9
Gain recognized on sale of assets	(33)	--
Provision (benefit) for deferred income taxes	(140)	95
Changes in operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in trade receivables	(46)	70
(Increase) decrease in inventories	41	(41)
Increase (decrease) in trade payables	(2)	87
Increase (decrease) in liabilities for employee benefits and incentive pay	(214)	81
Other items, net	44	24

Net cash provided by operating activities	244	801

Cash flows from investing activities
Additions to properties and equipment	(230)	(427)
Proceeds from sale of assets	71	9
Acquisitions, net of cash acquired	--	(6)
Additions to capitalized software	(15)	(18)
Other items, net	14	(25)

Net cash used in investing activities	(160)	(467)

Cash flows from financing activities
Net increase (decrease) in commercial paper and other short-term borrowings	39	(573)
Proceeds from long-term borrowings	495	394
Repayment of borrowings	(5)	(8)
Dividends paid to stockholders	(136)	(135)
Other items	4	(1)

Net cash provided by (used in) financing activities	397	(323)

Net change in cash and cash equivalents	481	11

Cash and cash equivalents at beginning of period	77	66

Cash and cash equivalents at end of period	$558	$77

EASTMAN CHEMICAL COMPANY - EMN	January 29, 2004
5:30 PM EDT
Page 10

TABLE 8 – SELECTED BALANCE SHEET ITEMS

	December 31,
(Dollars in millions)	2003	2002

Current Assets	$2,017	$1,544

Net Properties	3,419	3,753

Other Assets	809	1,018

Total Assets	$6,245	$6,315

Payables and Other Current Liabilities	$946	$1,210

Short-term Borrowings	504	3

Long-term Borrowings	2,089	2,054

Other Liabilities	1,650	1,777

Stockholders’ Equity	1,056	1,271

Total Liabilities and Stockholders’ Equity	$6,245	$6,315